EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement on Form S-8 of Reptron Electronics, Inc. of our report dated March 3, 2006, relating to the consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, shareholders’ deficit and cash flows for the year then ended, which report appears in the December 31, 2005 annual report on Form 10-K of Reptron Electronics, Inc.

/s/ Kirkland, Russ, Murphy & Tapp, P.A.

May 1, 2006

Clearwater, Florida